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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2




                       American Community Newspapers Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    22274N102
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                                 (CUSIP Number)

                                  July 2, 2007
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)
     |X|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

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CUSIP No. 22274N102                   13G                      Page 2 of 7 Pages
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   1.     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MOTV Holding LLC
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  |_|
                                                                       (b)  |_|
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   3.     SEC USE ONLY

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   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
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  NUMBER OF
                    5.   SOLE VOTING POWER
   SHARES
                         2,194,736 shares of common stock
BENEFICIALLY     ------- -------------------------------------------------------
                    6.   SHARED VOTING POWER
  OWNED BY
                         0 shares of common stock
    EACH         ------- -------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER
  REPORTING
                         2,194,736 shares of common stock
   PERSON        ------- -------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
    WITH
                         0 shares of common stock
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   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,194,736 shares of common stock
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  10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|

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  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          13.1%
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  12.     TYPE OF REPORTING PERSON

          OO
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CUSIP No. 22274N102                   13G                      Page 3 of 7 Pages
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ITEM 1(a).    NAME OF ISSUER:

              American Community Newspapers Inc.
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ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              14875 Landmark Boulevard, Suite 110, Addison, TX  75254
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ITEM 2(a).    NAME OF PERSON FILING:

              MOTV Holding LLC
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ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              c/o Spire Capital Management Inc., Five Tower Bridge, 300 Barr Harbor Drive, Suite 720, West Conshohocken, PA 19428
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ITEM 2(c).    CITIZENSHIP:

              USA
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ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock
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ITEM 2(e).    CUSIP NUMBER:

              22274N 10 2
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CUSIP No. 22274N102                   13G                      Page 4 of 7 Pages
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ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
              OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

              (b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) |_| Investment company registered under Section 8 of the Investment Company Act.

              (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

              (h) |_| A savings association as defined in Section 3(b) of Federal Deposit Insurance Act;

              (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (J) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 22274N102                   13G                      Page 5 of 7 Pages
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ITEM 4.       OWNERSHIP.

              (a)       Amount beneficially owned:

                        2,194,736 shares of common stock
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              (b)       Percent of class:
                        13.1%
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              (c)       Number of shares as to which such person has:

                        (i) Sole power to vote or to direct the vote 2,194,736 shares of common stock

                        (ii) Shared power to vote or to direct the vote 0 shares of common stock

                        (iii) Sole power to dispose or to direct the disposition
                              of 2,194,736 shares of common stock

                        (iv) Shared power to dispose or to direct the disposition of 0 shares of common stock
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CUSIP No. 22274N102                   13G                      Page 6 of 7 Pages
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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].




ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.



ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.



ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.



ITEM 10.      CERTIFICATION.

                     By signing the below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 22274N102                   13G                      Page 7 of 7 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:        July 11, 2007




                           MOTV HOLDING LLC

                           By: /s/ Bruce Hernandez
                              --------------------------------------------------
                              Bruce Hernandez, Chairman of the Board of Managers